Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genpact Limited:

We consent to the incorporation by reference in the registration statements (No. 333-210729) on Form S-3, (No. 333-217804) on Form S-8, (No. 333-184296) on Form S-8, (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our report dated March 1, 2018 (except for Note 31, as to which the date is May 31, 2018), with respect to the consolidated balance sheets of Genpact Limited as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in this Current Report on Form 8-K of Genpact Limited dated June 4, 2018.

/s/ KPMG

Gurugram, Haryana, India
June 4, 2018